Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-161940  on Form S-3 of our report dated February 26, 2010 relating to the financial statements of Appalachian Power Company and subsidiaries appearing in and incorporated by reference in the Annual Report on Form 10-K of Appalachian Power Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 26, 2010